As filed with the Securities and Exchange Commission on June 22, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

KBW, INC.

(Exact name of Registrant as specified in its charter)

Delaware	13-4055775
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

787 Seventh Avenue, New York, New York.	10019
(Address of Principal Executive Offices)	(Zip Code)

KBW, INC.

2009 INCENTIVE COMPENSATION PLAN

(Full Title of Plan)

Mitchell B. Kleinman General Counsel and Executive Vice President KBW, Inc. 787 Seventh Avenue, New York, New York 10019 (Name and address of agent for service)	Copies to: Kenneth A. Raskin King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 (212) 556-2100

(212) 887-7777

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01	3,000,000	$16.82	$50,460,000	$5,782.72

(1)                                  Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the KBW, Inc. 2009 Incentive Compensation Plan as the result of any future stock splits, stock dividends or similar adjustment of the Registrant’s common stock.

(2)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Registrant’s common stock, as quoted on the New York Stock Exchange on June 15, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by KBW, Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to 3,000,000 additional shares of common stock, $.01 par value per share, to be issued pursuant to the KBW, Inc. 2009 Incentive Compensation Plan (the “2009 Plan”). If any award previously granted or to be granted under the 2009 Plan is forfeited or otherwise expires, terminates or is cancelled, the shares covered by such awards will become available again for use under the 2009 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to participants in the plans, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents that the Registrant has previously filed with the Commission are incorporated herein by reference:

(a)                                  the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b)                                 the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012;

(c)                                  the Registrant’s Current Reports on Form 8-K filed on January 27, 2012, February 23, 2012 (only with respect to Items 5.02 and Item 9.01, Exhibit 10.1), March 2, 2012 and June 13, 2012; and

(d)                                 the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-1368509) filed with the Commission on August 11, 2006, as amended, which description is incorporated by reference into the Form 8-A filed with the Commission on November 8, 2006 pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

The legality of the shares offered hereby has been passed upon for the Registrant by Mitchell B. Kleinman, General Counsel of the Registrant.  As of June 22, 2012, Mr. Kleinman was the beneficial owner of 281,858 shares of common stock of the Registrant.

Item 6.           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes and empowers a Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified.

The Registrant’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors and officers to the fullest extent permitted under Delaware law. In addition, change of control agreements entered into by and between the Registrant and each of Mitchell B. Kleinman and Robert Giambrone, executive officers of the Registrant, provide that, in the event of a change of control event (as defined in the agreements), during the employment of such executive and for seven years following his date of termination, the Registrant shall provide the executive with indemnification and directors’ and officers’ liability insurance coverage as in effect at any time during the 120-day period immediately preceding a change of control period (as defined in the agreements) of the Registrant, or, if more favorable to the executive, as in effect generally at any time thereafter with respect to other peer executives, or directors, of the Registrant and affiliated companies. In addition, employment agreements entered into by and between the Registrant and each of Thomas B. Michaud, Andrew M. Senchak, John G. Duffy, Mitchell B. Kleinman and Robert Giambrone, executive officers of the Registrant, provide that the Registrant shall indemnify them to the fullest extent permitted by law and that such indemnity continues even after the executive has ceased to be an officer, director, agent or employee of the Registrant. The indemnification provisions in the aforementioned agreements may be sufficiently broad to permit indemnification of executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholder for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the company or its stockholders; (2) for acts or omissions not in good faith or which include intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (certain unlawful payments of dividend or unlawful stock purchases or redemptions); or (4) for any transaction from which the director derived an improper personal benefit.  The Registrant’s amended and restated certificate of incorporation includes such a provision.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of the law. The Registrant maintains standard policies of insurance under which coverage is provided, subject to the terms and conditions of such policies: (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act; and (2) to the Registrant with respect to payments that may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

The exhibits listed on the Exhibit Index at the end of this Registration Statement are included in this Registration Statement.

Item 9.           Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 22nd day of June, 2012.

KBW, INC.

By:	/s/ Thomas B. Michaud
	Name:	Thomas B. Michaud
	Title:	Vice Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, the each person whose signature appears below hereby constitutes and appoints Robert Giambrone, Mitchell B. Kleinman and Brian W. Heller, each of them acting individually, his or her true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, in his or her name and on his or her behalf, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorney-in-fact and agent may deem necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations, or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of this Registration Statement on Form S-8 under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities regulatory body, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable securities laws, including without limitation state securities laws, and to file the same, together with other documents in connection therewith with the appropriate authorities, including without limitation state securities authorities, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas B. Michaud	Director, Vice Chairman, Chief	June 22, 2012
Thomas B. Michaud	Executive Officer and President
(Principal Executive Officer)

/s/ Robert Giambrone	Chief Financial Officer	June 22, 2012
Robert Giambrone	(Principal Financial and Accounting Officer)

/s/ Andrew M. Senchak	Director, Chairman	June 22, 2012
Andrew M. Senchak

/s/ John G. Duffy	Director, Vice Chairman	June 22, 2012
John G. Duffy

/s/ Daniel M. Healy	Director	June 22, 2012
Daniel M. Healy

/s/ Christopher M. Condron	Director	June 22, 2012
Christopher M. Condron

/s/ James K. Schmidt	Director	June 22, 2012
James K. Schmidt

/s/ Michael J. Zimmerman	Director	June 22, 2012
Michael J. Zimmerman

EXHIBIT INDEX

Exhibit Number	Description of Documents

5.1	Opinion of Mitchell B. Kleinman, General Counsel of the Registrant

10.1	KBW, Inc. 2009 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s current report on Form 8-K filed on June 10, 2009)

10.2	Amendment Number One to the KBW, Inc. 2009 Incentive Compensation Plan (incorporated by reference to Appendix A of the Registrant’s definitive proxy statement filed on April 27, 2012)

23.1	Consent of KPMG LLP

23.2	Consent of General Counsel (included as part of Exhibit 5.1)

24	Power of Attorney (included in signature page of this Registration Statement)